                                                                    EXHIBIT 99.7
PROSPECTUS SUPPLEMENT
                            PROVIDENT BANCORP, INC.

                             PROVIDENT SAVINGS BANK
                                  401(K) PLAN

     This Prospectus Supplement is being provided to participants (the "Participants") in the Provident Savings Bank 401(k) Plan (the "Plan"). Provident Bank (the "Bank") is reorganizing from the mutual form of organization to the mutual holding company form of organization and shares of Common Stock of Provident Bancorp, Inc. (the "Company") will be issued to certain depositors and the public (the "Offering"). As a Participant, you may direct the trustee of the Plan to purchase Company common stock ("Common Stock") in the Offering with amounts allocated to your account under the Plan. The Plan would invest in Common Stock through the Provident Bancorp, Inc. Stock Fund ("Employer Stock Fund"). Since the Plan actually purchases the Common Stock, you would acquire only a "participation interest" in the shares and would not own the shares directly. This Prospectus Supplement relates to your initial election to direct that all or a portion of your account be invested in the Employer Stock Fund in the Offering. You will be able to provide alternative investment instructions to the trustee in the event that the Offering is oversubscribed and the total amount allocated to your account cannot be used by the trustee to purchase Common Stock. You will be entitled to direct the investment of your account in the Employer Stock Fund after the Offering is completed.

     The Prospectus of the Company dated November __, 1998 (the "Prospectus") which is attached to this Prospectus Supplement includes detailed information with respect to the mutual holding company reorganization and related stock offering, and the financial condition, results of operations and business of the Bank. This Prospectus Supplement, which provides information with respect to the Plan, should be read only in conjunction with the Prospectus. Defined terms have the same meaning as is set forth in the Prospectus.

                              ____________________

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT AS TO AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS"
                     BEGINNING ON PAGE __ OF THE PROSPECTUS
                             _____________________

     THE INTERESTS IN THE PLAN AND THE OFFERING OF THE COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THRIFT SUPERVISION, THE SECURITIES AND EXCHANGE COMMISSION, ANY OTHER FEDERAL OR STATE AGENCY, OR ANY STATE SECURITIES BUREAU OR OTHER STATE AGENCY.

     NO OFFICE, CORPORATION, COMMISSION, BUREAU OR OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE PARTICIPATION INTERESTS OFFERED HEREBY ARE NOT (1) SAVINGS ACCOUNTS OR DEPOSITS; (2) FEDERALLY INSURED OR GUARANTEED, OR (3) GUARANTEED BY THE COMPANY OR THE BANK. THE PLAN'S ENTIRE INVESTMENT IN COMMON STOCK IS SUBJECT TO LOSS.

          The date of this Prospectus Supplement is November __, 1998.

                           NOTICE TO PARTICIPANTS IN
                             PROVIDENT SAVINGS BANK
                                  401(K) PLAN


     Attached to this Notice is a copy of the Prospectus and Prospectus Supplement relating to the offer and sale of participation interests and shares of common stock, par value $.10 per share (the "Common Stock") of Provident Bancorp, Inc. (the "Company").

     The Provident Savings Bank 401(k) Plan (the "Plan") enables you to direct the investment of all or a portion of your account balance into one of five alternative investment funds. In connection with the reorganization of Provident Bank (the "Bank") from the mutual form of organization to the mutual holding company form of organization, the Bank established an Employer Stock Fund as an additional investment option under the Plan. The Prospectus Supplement has been prepared and distributed to you so that you can make an informed decision regarding your opportunity to invest all or a portion of your account balance in the Plan in the Employer Stock Fund. In the event the offering is oversubscribed and the trustee is unable to use the full amount allocated by you to purchase Common Stock in the offering, you may either
(i) elect alternative investments from among the five other funds offered, or
(ii) direct the trustee to hold the funds transferred to the Employer Stock Fund and purchase Common Stock in the open market after the offering. The other funds selected by the trustees of the Plan in which you may invest include:

 .    the Conservative Portfolio
 .    the Balanced Portfolio
 .    the Growth Portfolio
 .    the Aggressive Growth fund
 .    the Morley Stable Value II

     The Plan's feature which allows participants the opportunity to direct the investment of their account balances is intended to satisfy the requirements of
Section 404(c) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The effect of this is two-fold. First, you will not be deemed a 'fiduciary' by virtue of your exercise of investment discretion. Second, no person who otherwise is a fiduciary (for example, the employer, the Plan administrator, or the Plan's trustee) is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

     Because you will be entitled to invest all or a portion of your account balance in the Plan in the Employer Stock Fund which will be invested in Common Stock, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Employer Stock Fund be conducted pursuant to procedures that ensure the confidentiality of your exercise of these rights. Accordingly, the Plan committee designates Carol Benoist, Executive Secretary of the Bank, as the person to whom your investment instructions should be returned. Carol Benoist will transfer your investment instructions directly to the trustee of the Plan. In the case of an event that involves a potential for undue employer influence, you will be instructed to return your instructions directly to the Stock Information Center at ___________________________.

                                TABLE OF CONTENTS

THE OFFERING..................................................................................................   1

     Securities Offered.......................................................................................   1
     Election to Purchase Common Stock in the Offering; Priorities............................................   1
     Value of Participation Interests.........................................................................   2
     Method of Director Transfer..............................................................................   2
     Time for Directing Transfer..............................................................................   2
     Irrevocability of Transfer Direction.....................................................................   2
     Direction to Purchase Common Stock After the Offering....................................................   2
     Purchase Price of Common Stock...........................................................................   3
     Nature of a Participant's Interest in Common Stock.......................................................   3
     Voting Rights of Common Stock............................................................................   3

DESCRIPTION OF THE PLAN......................................................................................... 4

     Introduction............................................................................................... 4
     Eligibility and Participation.............................................................................. 4
     Contributions Under the Plan............................................................................... 5
     Limitations on Contributions............................................................................... 5
     Investment of Contributions and Account Balances........................................................... 7
     Benefits Under the Plan................................................................................... 10
     Withdrawals and Distributions From the Plan............................................................... 10
     Administration of the Plan................................................................................ 11
     Reports to Plan Participants.............................................................................. 12
     Plan Administrator........................................................................................ 12
     Amendment and Termination................................................................................. 12
     Merger, Consolidation or Transfer......................................................................... 13
     Federal Income Tax Consequences........................................................................... 13
     ERISA and Other Qualifications............................................................................ 16
     SEC Reporting and Short-Swing Profit Liability............................................................ 16
     Financial Information Regarding Plan Assets............................................................... 17

LEGAL OPINION.................................................................................................. 17

                                  THE OFFERING

SECURITIES OFFERED

     The securities offered hereby are participation interests in the Plan. Up to 340,000 shares (assuming a purchase price of $10 per share) of Common Stock may be acquired by the Plan as part of the Offering to be held in the employer stock fund ("Employer Stock Fund"). The Company is the issuer of the Common Stock. Only employees of the Bank, the Company, or its subsidiaries may become Participants in the Plan. The Common Stock to be issued hereby is conditioned on the consummation of the Reorganization. A Participant's investment in the Employer Stock Fund in the Offering is subject to the priority set forth in the Plan of Reorganization. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Reorganization and the financial condition, results of operation and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Bank is 400 Rella Boulevard, Montebello, New York 10901. The Bank's telephone number is (914) 369-8041.

ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES

     The Plan permits each Participant to direct the investment of his or her account balance among six investment alternatives which include the Employer Stock Fund. The Trustee of the Plan (as hereinafter defined) will purchase Common Stock offered for sale in connection with the Offering in accordance with each Participant's directions. IN THE EVENT THE OFFERING IS OVERSUBSCRIBED AND THE TRUSTEE IS UNABLE TO USE THE FULL AMOUNT ALLOCATED BY A PARTICIPANT TO PURCHASE COMMON STOCK IN THE OFFERING, PARTICIPANTS MAY EITHER (I) ELECT ALTERNATIVE INVESTMENTS FROM AMONG THE FIVE OTHER FUNDS OFFERED, OR (II) DIRECT THE TRUSTEE TO HOLD THE FUNDS TRANSFERRED TO THE EMPLOYER STOCK FUND AND PURCHASE COMMON STOCK IN THE OPEN MARKET AFTER THE OFFERING. If a Participant fails to direct the investment of his or her account balance, the Participant's account balance will remain in the other investment funds of the Plan as previously directed by the Participant.

     The shares of Common Stock to be sold in the Offering are being offered in accordance with the following priorities: (i) depositors of the Bank with account balances of $50 or more as of December 31, 1996 ("Eligible Account Holders"); (ii) tax-qualified employee plans of the Bank, including the Employee Stock Ownership Plan and related trust ("ESOP"); (iii) depositors of the Bank with account balances of $50 or more as of September 30, 1998 who are not Eligible Account Holders ("Supplemental Eligible Account Holders");
(iv) depositors of the Bank as of October 30, 1998 (the "Voting Record Date") and borrowers of the Bank as of July 9, 1998 whose borrowings remained outstanding as of the Voting Record Date, who are not Eligible Account Holders or Supplemental Eligible Account Holders or tax-qualified employee plan;
(v) employees, officers and directors of the Bank; and (vi) certain members of the general public, with preference given to natural persons residing Rockland County, New York.

     To the extent that the Plan or the Participants fall into one of these categories, the Participants are being permitted to use funds in their Plan account to subscribe or pay for the Common Stock being acquired. Common Stock so purchased will be placed in a Participant's Employer Stock Fund account within his or her Plan account. Funds not transferred to the Employer Stock Fund will remain in the other investment funds of the Plan as directed by the Participant.

VALUE OF PARTICIPATION INTERESTS

     The assets of the Plan were valued at approximately $3.6 million as of June 30, 1998. Each Participant was informed of the value of his or her beneficial interest in the Plan as of June 30, 1998. The $3.6 million value represents the aggregate market value as of June 30, 1998, of all Participants' accounts and earnings thereon, less previous withdrawals.

METHOD OF DIRECTING TRANSFER

     Each Participant shall receive a form which provides for a Participant to direct that all or a portion of his or her beneficial interest in the Plan be transferred to the Employer Stock Fund (the "Investment Election Form"). If a Participant wishes to invest all or part of his or her beneficial interest in the assets of the Plan to the purchase of Common Stock issued in connection with the Offering, he or she should indicate that decision on the Investment Election Form.

TIME FOR DIRECTING TRANSFER

     Directions to transfer amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Offering must be returned to Carol Benoist, Assistant Vice President of the Bank, no later than 12 p.m. on November ____, 1998.

IRREVOCABILITY OF TRANSFER DIRECTION

     A Participant's direction to transfer amounts credited to such Participant's account in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Participants, however, will be able to direct the investment of their accounts under the Plan as explained below.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING

     After the Offering, a Participant will continue to be able to direct that a certain percentage of his or her interest in the Plan be transferred to the Employer Stock Fund and invested in Common Stock. Alternatively, a Participant may direct that all or any portion of his or her interest in the Plan be transferred to the following funds in accordance with the terms of the Plan:

     .    Conservative Portfolio
     .    Balanced Portfolio
     .    Growth Portfolio
     .    Aggressive Growth Fund
     .    Morley Stable Value II

(Said funds, together with the Employer Stock Fund being hereinafter referred to as the "Plan Funds"). Participants are permitted to direct that future contributions made to the Plan by or on their behalf will be invested among any of the Plan Funds. The allocation of a Participant's interest in a Plan Fund may be changed monthly. Special restrictions may apply to transfers directed to and from the Employer Stock Fund by those Participants who are officers, directors and principal shareholders of the Company who are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 ("Exchange Act").

PURCHASE PRICE OF COMMON STOCK

     The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Offering will be used by the Trustee to purchase shares of Common Stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of Common Stock will be the same price as is paid by all other persons who purchase shares of Common Stock in the Offering.

     Subsequent to the Offering, Common Stock purchased by the Trustee will be acquired in open market transactions. The prices paid by the Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK

     The Common Stock will be held in the name of the Trustee, as Trustee. Shares of Common Stock acquired at the direction of a Participant will be allocated to the Participant's account under the Plan. Therefore, earnings with respect to a Participant's account should not be affected by the investment designations (including investments in Common Stock) of other Participants. The Trustee as record holder will vote such allocated and unallocated shares, if any, as directed by Participants.

VOTING RIGHTS OF COMMON STOCK

     The Trustee generally will exercise voting rights attributable to all Common Stock held by the Trust as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Participant will be allocated voting instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised by Participants in the affirmative and negative respectively.

DESCRIPTION OF THE PLAN

INTRODUCTION

     Effective August 1, 1991, the Bank adopted the Provident Savings Bank 401(k) Plan. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under
Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is qualified under Section 401(a) of the Code, and its related trust is qualified under Section 501(a) of the Code.

     The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations.

     Employee Retirement Income Security Act.  The Plan is an "individual
     ----------------------------------------
account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to Participants (as defined below) or beneficiaries under the Plan.

     Reference to full Text of Plan. The following statements are summaries of
     ------------------------------
certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Words capitalized but not defined in the following discussion have the same meaning as set forth in the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, c/o Provident Bank, Attention: Carol Benoist, Assistant Vice President, 400 Rella Boulevard, Montebello, New York 10901. Each employee is urged to read carefully the full text of the Plan.

ELIGIBILITY AND PARTICIPATION

     Any employee of the Bank, the Company or its affiliates is eligible to participate in the Plan on the first day of January or July coincident with or following completion of six (6) months of Service with the Bank. The Plan year is January 1 to December 31 (the "Plan Year").

     As of July 1, 1998, there were approximately 193 employees eligible to participate in the Plan, and 165 employees participating by making salary deferral contributions.

CONTRIBUTIONS UNDER THE PLAN

     401(k) Plan Contributions. Each Participant in the Plan is permitted to
     -------------------------
elect to defer such Participant's Compensation (as defined below) on a pre-tax basis not less than 2% nor more than 10% of annual Compensation (expressed in terms of whole percentages) up to the applicable limit under the Code (for 1998, the applicable limit is $10,000) and subject to certain other restrictions imposed by the Code and to have that amount contributed to the Plan on such Participant's behalf. (Under the Code, the pre-tax basis could be increased to the lesser of 25% of annual Compensation or the $10,000 applicable limit). For purposes of the Plan, "Compensation" means, generally, a Participant's total compensation received from the Bank, including amounts the Participant elects to defer as salary contributions to the Plan. In 1998, the annual Compensation of each Participant taken into account under the Plan was, and is, limited to $160,000. (Limits established by the IRS are subject to increase pursuant to an annual cost of living adjustment, as permitted by the Code). A Participant may elect to modify the amount contributed to the Plan not more often than four times per year, prior to the first day of each Plan Year quarter. However, special restrictions apply to persons subject to Section 16 of the Exchange Act.

     Employer Contributions. The Bank may make, but is not required to make,
     ----------------------
discretionary matching contributions to the Plan. In no case may the Bank's matching contribution exceed 6% of a Participant's annual Compensation.

     The Bank may also make discretionary Qualified Non-Elective Contributions on behalf of Non-Highly Compensated Employees equal to a percentage of each eligible Participant's Compensation, to be determined each year by the Bank.

LIMITATIONS ON CONTRIBUTIONS

     Limitation on Employee Salary Deferrals.  The annual amount of deferred
     ----------------------------------------
Compensation of a Participant (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed the limitation contained in Section 402(g) of the Code, adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the distribution is made.

     Limitations on Annual Additions and Benefits.  Pursuant to the
     ---------------------------------------------
requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Participant's account during any Plan Year may not exceed the lesser of $30,000 or 25% of the Participant's Compensation for the Plan Year. In addition, annual additions are limited to the extent necessary to prevent contributions on behalf of any employee from exceeding the employee's combined plan limit, i.e., a limit that takes into account the contributions and benefits made on behalf of an employee to all plans of the Bank. To the extent that these limitations have been exceeded with respect to a Participant, the Plan Administrator shall:

        (i) return any voluntary after-tax employee contributions to the extent that the return would reduce the excess amount in the Participant's accounts; and

        (ii) hold any excess amount remaining after the application of paragraph (i), in a suspense account;

        (iii) use the suspense account in the next limitation year (and succeeding limitation years, if necessary) to reduce employer contributions for that Participant if such Participant is covered by the Plan at the end of the limitation year, or if the Participant is not covered, allocate and reallocate the suspense account in the next limitation year (and succeeding limitation years, if necessary) to all Participants before any employer contribution or employee contributions which would be "annual additions" are made to the Plan for such limitation year; and

     (iv) reduce employer contributions to the Plan for the limitation year by the amount of the suspense account allocated and reallocated during such limitation year.

     Limitation on Plan Contributions for Highly Compensated Employees.
     -----------------------------------------------------------------
Sections 401(k) and 401(m) of the Code limits the amount of salary deferral contributions and matching contributions that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of salary deferral contributions made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the "actual deferral percentage" ("ADP") (i.e., the average of the actual deferral ratios, expressed as a percentage, of each eligible employee's salary deferral contribution if any, for the Plan Year over the employee's Compensation), of the Highly Compensated Employees must meet either of the following tests: (i) the ADP of the eligible Highly Compensated Employees is not more than 125% of the ADP of all other eligible employees, or (ii) the ADP of the eligible Highly Compensated Employees is not more than 200% of the ADP of all other eligible employees, and the excess of the ADP for the eligible Highly Compensated Employees over the ADP of all other eligible employees is not more than two percentage points. Similarly, the actual contribution percentage ("ACP") (i.e., the average of the actual contribution ratios, expressed as a percentage, of each eligible employee's matching contributions, if any, for the Plan Year over the employee's Compensation) of the Highly Compensated Employees must meet either of the following tests: (i) the ACP of the eligible Highly Compensated Employees is not more than 125% of the ACP of all other eligible employees, or
(ii) the ACP of the eligible Highly Compensated Employees is not more than 200% of the ACP of all other eligible employees, and the excess of the ACP for the eligible Highly Compensated Employees over the ACP of all other employees is not more than two percentage points. Effective January 1, 1998, the ADP and ACP tests are performed by using the actual deferral percentage and the actual contribution percentage of nonhighly compensated employees for the Plan Year preceding the Plan Year that is being tested.

     In general, for Plan Years beginning in 1998, a Highly Compensated
Employee includes any employee who, (1) during the Plan Year or the preceding Plan Year, was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or (2) for the preceding Plan Year, received Compensation from an employer in excess of $80,000 (in 1998), and (if the employer elects for a Plan Year) was in the group consisting of the top 20% of employees when ranked on the basis of Compensation paid during the Plan Year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

     In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the ADP limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. Moreover, the Bank will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are re-characterized or are distributed before the close of the first 2-1/2 months following the Plan Year to which such excess contributions relate. In addition, in order to avoid disqualification of the Plan, any contributions by Highly Compensated Employees that exceed the average contribution limitation in any Plan Year ("excess aggregate contributions") together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the 10% excise tax will be imposed on the Bank with respect to any excess aggregate contributions, unless such amounts, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the Plan Year in which they arose.

INVESTMENT OF CONTRIBUTIONS AND ACCOUNT BALANCES

     All amounts credited to Participants' accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors.

     Prior to the Offering, Participants have been provided the opportunity to direct the investment of their accounts into one of the following Plan Funds:

A.  Conservative Portfolio
B.  Balanced Portfolio
C.  Growth Portfolio
D.  Aggressive Growth Fund
E.  Morley Stable Value II

     The Plan now provides that in addition to the funds specified above, a Participant may direct the Trustee to invest all or a portion of his account in the Employer Stock Fund. A Participant may elect to have both past contributions (and earnings), as well as future contributions to the Participant's accounts invested in either the Employer Stock Fund or among the Plan Funds listed above. Transfers of past contributions (and the earnings thereon) do not affect the investment mix of future contributions. The transfer of past contributions will be effective on the first day of the month following the Participant's written notice to the Plan Administrator on a transfer form, provided such notice is filed with the Plan Administrator prior to the 25th day of the month before it is to become effective. The election to change the investment of future contributions will similarly be effective the first day of the month following the Participant's written notice to the Plan Administrator, provided such notice is filed with the Plan Administrator prior to the 25th day of the month before it is to become effective. Alternatively, a Participant's investment elections will be effective if made in any other manner deemed appropriate by the Plan Administrator if such manner is communicated in writing to the Participants by the Plan Administrator.

     The net gain (or loss) of the Plan Funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust) will be allocated daily. For purposes of such allocations, all assets of the Trust are valued at fair market value.

     A.  PREVIOUS FUNDS

     Prior to the effective date of the Offering, contributions under the Plan have been invested in the five funds specified above. The following table provides performance data with respect to the investment funds available under the Plan, based on information provided to the Company by Benefit Concepts, Inc.


                 NET INVESTMENT PERFORMANCE AS OF JUNE 30, 1998
                 ----------------------------------------------
                                                                            Annualized
Fund                             1 Month    3 Months   12 Months   3 Years    5 Years    10 Years
----                             -------    --------   ---------   -------  ----------   --------
A.      Conservative Portfolio     (0.17)      (0.19)      11.97     13.84       11.15      10.52
B.      Balanced Portfolio          1.04       (0.13)      18.24     19.68       15.91      14.03
C.      Growth Portfolio            0.03       (0.49)      16.52     21.36       18.25      16.36
D.      Aggressive Growth Fund     (0.29)      (4.04)      13.95     20.62       20.57      12.35
E.      Morley Stable Value II                              1.35      5.64  Annualized Since Inception:  5.62

  The following is a description of each of the Plan's five investment funds:

A. Conservative Portfolio. The conservative portfolio is comprised of several underlying mutual funds with a focus on preservation of principal. The target asset allocation in this fund is 80% in fixed income with 20% exposure to the equity markets as follows: Ivy Bond A (30%), Federated Capital Preservation (20%), Franklin Convertible Securities I (20%), Income Fund of America (20%) and PIMCO Renaissance A (10%). The funds principal is not guaranteed, and therefore, Participants may have risk of loss as to their principal investment.

B. Balanced Portfolio. The balanced portfolio is comprised of several underlying mutual funds with a focus on balancing current income with the opportunity for capital appreciation. The target asset allocation in this fund is 20% in fixed income, 60% in blended markets with 20% exposure to the equity markets as follows: Seligman High-Yield Bond A (20%), Oppenheimer Quest Opportunity A (20%), Franklin Income I (20%), Washington Mutual Investors (20%) and Capital Income Builder

(20%). The funds principal is not guaranteed, and therefore, Participants may have a risk of loss as to their principal investment.

C. Growth Portfolio. The growth investment style portfolio is comprised of several underlying mutual funds with a focus on capital appreciation. The targeted asset allocation in this fund is 100% exposure to the equity market, primarily in large cap funds as follows: Fundamental Investors (20%), Strong Schafer Value (20%), Oppenheimer Quest Global Value A (20%), Oppenheimer Quest Value A (20%) and Europacific Growth (20%). The funds principal is not guaranteed, and therefore, Participants may have risk of loss as to their principal investment.

D. Aggressive Growth Fund. The aggressive investment style portfolio is comprised of several underlying equity mutual funds with aggressive investment objectives. The targeted asset allocation in this fund is 100% exposure to the equity market, primarily in small cap funds as follows: Templeton Foreign I (20%), Neuberger & Berman Genesis Trust (20%), Franklin CA Growth (20%), Franklin Small Company Growth (20%) and Evergreen A (20%). The funds principal is not guaranteed, and therefore, Participants may have risk of loss as to their principal investment.

E. Morley Stable Value II. This fund seeks to produce consistent, positive returns for investors while preserving principal and maintaining liquidity. This fund invests in a diversified portfolio of investment contracts with insurance companies, banks, and other financial institutions. Stable value funds seek to out perform CD's and money market investments by 1% - 2%.

B. THE EMPLOYER STOCK FUND

     The Employer Stock Fund will consist of investments in Common Stock made on and after the completion of the Offering. After the Offering, the Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on Common Stock held in the Employer Stock Fund, to purchase shares of Common Stock of the Company. All purchases will be made at prevailing market prices. Under certain circumstances, the Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the Employer Stock Fund may be placed in Bank deposits and other short-term investments.

     The expenses of managing each Plan Fund, including investment management fees, commissions, and other transaction costs, are charged against the assets of the total applicable Fund. A Participant's account will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits and similar changes.

     As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of the Company and the Bank and market conditions for the Common Stock generally.

The Employer Stock Fund principal is not guaranteed, and therefore, Participants may have risk of loss as to their principal investment.

     INVESTMENT IN THE EMPLOYER STOCK FUND MAY INVOLVE CERTAIN SPECIAL RISKS IN INVESTMENT IN COMMON STOCK OF THE COMPANY. FOR A DISCUSSION OF THESE RISK FACTORS, SEE THE PROSPECTUS. NEITHER THE BANK NOR THE PLAN GUARANTEE THE PERFORMANCE OF THE EMPLOYER STOCK FUND NOR ARE THE AMOUNTS IN THE EMPLOYER STOCK FUND OR ANY OF THE PLAN FUNDS INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

BENEFITS UNDER THE PLAN

     Vesting.  A Participant, at all times, has a fully vested, nonforfeitable
     --------
interest in his or her Participant's Elective Account (consisting of salary reductions and earnings thereon) under the Plan. The Participant's Account (consisting of Employer Non-Elective Contributions) vests in the Participant in accordance with the following schedule:

                     Years of Service          Vested Percentage
                     ----------------          -----------------

                             2                         50%
                             3                         75%
                             4                        100%

     A Participant will also be 100% vested in Employer Non-Elective Contributions regardless of his or her years of vesting service, upon attainment of normal retirement age under the Plan, death or disability. Any non-vested contributions which are forfeited shall first be made available to reinstate previously forfeited account balances, if any, and then be used to reduce the Bank's contributions to the Plan for the Plan Year in which the forfeitures occur.

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

     APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

     Withdrawals Prior to Termination of Employment.  A Participant may obtain a
     -----------------------------------------------
loan from the Plan or make a withdrawal from his or her accounts prior to termination of employment in the event of financial hardship, subject to the hardship/loan distribution rules under the Plan. These requirements insure that Participants have a true financial need before a withdrawal or loan may be made.

     Distribution Upon Retirement or Disability.  Payment of benefits to a
     -------------------------------------------
Participant who retires, incurs a disability, or otherwise terminates employment shall be made in a lump-sum payment. Benefit payments ordinarily shall commence as soon as practicable following termination of employment upon: (i) retirement on or after attainment of normal retirement age; (ii) termination of service due to disability; or (iii) death of the Participant. With respect to a 5% owner, benefit payments must commence no event later than April 1 following the calendar year in which the Participant attains age 70-1/2. Distributions of the Employer Stock Fund will generally be made in cash. However, at the election of the Participant, such distribution may be made wholly or partially in Common Stock.

     Distribution Upon Death.  If a Participant dies before his retirement date
     ------------------------
or other termination of employment, payment will be made to the Participant's spouse or other designated beneficiary in a single payment generally as soon as possible following the Participant's death.

     Distribution Upon Termination for Any Other Reason.  Distribution of
     ---------------------------------------------------
benefits to a Participant who terminates employment for any other reason will not be made to the Participant at the time of termination but shall be made on the occurrence of an event which would result in a distribution had the Participant remained in the employ of the Bank (i.e., upon the Participant's death, disability or attainment of normal retirement age). Alternatively, at the Participant's election, a Participant may receive a distribution of his account after he ceases to be an employee. If a Participant's vested account has never exceeded $5,000, the entire vested account will be distributed in a single sum as of the earliest of the Participant's retirement date, death or the date the Participant ceases to be a employee for any reason.

     Nonalienation of Benefits.  Except with respect to federal income tax
     -------------------------
withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

ADMINISTRATION OF THE PLAN

     The trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA.

     Trustee. The trustee is appointed by the Board of Directors of the Bank to
     -------
serve at its pleasure. George Strayton, Daniel Rothstein and Robert Sansky have been appointed as trustees of the Plan. The trustees are referred to collectively herein as the Trustee.

     The Trustee receives and holds the contributions to the Plan in trust and distributes the account balances to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

REPORTS TO PLAN PARTICIPANTS

     The Trustee will furnish to each Participant a statement quarterly showing
(i) the balance in the Participant's accounts as of the end of that period,
(ii) the amount of contributions allocated to such Participant's accounts for that period, and (iii) the adjustments to such Participant's accounts to reflect earnings or losses (if any).

PLAN ADMINISTRATOR

     Pursuant to the terms of the Plan, the Plan is administered by the plan administrator (the "Plan Administrator"). The Bank is the Plan Administrator and has designated Benefit Concepts, Inc., to supervise its responsibilities as such. The address and telephone number of the Plan Administrator is c/o Provident Bank, 400 Rella Boulevard, Montebello, New York 10901, Telephone number (914) 369-8041. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries, and others under Sections 104 and 105 of ERISA.

AMENDMENT AND TERMINATION

     It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination shall have a fully vested interest in his or her accounts. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

MERGER, CONSOLIDATION OR TRANSFER

     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

     The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

     The Plan is qualified under Section 401(a) and 401(k) of the Code and the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is qualified under these sections of the Code is afforded special tax treatment which include the following: (1) the Bank is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the Bank on their behalf; and
(3) Earnings of the Plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

     Assuming that the Plan is administered in accordance with the requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:

     (a) Amounts contributed to a Participant's account and the investment earnings on the account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

     (b) Income earned on assets held by the Trust will not be taxable to the Trust.

     Lump Sum Distribution. A distribution from the Plan to a Participant or the
     ---------------------
beneficiary of a Participant will qualify as a lump sum distribution ("Lump Sum Distribution") if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59-1/2; and
(iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the"total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plan maintained by the Bank which is included in such distribution.

     Averaging Rules.  The portion of the total taxable amount of a Lump Sum
     ----------------
Distribution that is attributable to participation after 1973 in the Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in the Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in the Plan or any other profit-sharing plan maintained by the Bank), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1985 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule.

     Common Stock Included in Lump Sum Distribution.  If a Lump Sum Distribution
     -----------------------------------------------
includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

     Contribution to Another Qualified Plan or to an IRA.  A Participant may
     ----------------------------------------------------
defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Common Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the Participant, to another qualified plan or to an individual retirement account ("IRA"). If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60-day period, the amount not so contributed must be included in the Participant's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Participant may defer the federal income taxation of any portion of an amount distributed from the Plan on account of the Participant's disability or separation from service, generally, if the amount is distributed within one taxable year of the Participant, and such amount is contributed, within 60 days after the date of its receipt by the Participant, to an IRA. Prior to 1993, following the partial distribution of a Participant's account, any remaining balance under the Plan (and the balance to the credit of the Participant under any other profit sharing plan sponsored by the Bank) would not be eligible for the special averaging rules or for capital gains treatment. For these purposes, a "partial distribution" is a distribution within one taxable year of the Participant equal to at least 50% of the balance of a Participant's account ("Partial Distribution").

     Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified Plan or to an IRA without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is
(a) one of a series of substantially equal periodic payments made (not less frequently than annually ) over the Participant's life or the joint life of the Participant and the Participant's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

     The beneficiary of a Participant who is the Participant's surviving spouse also may defer federal income taxation of all or any portion of a distribution from the Plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by the surviving spouse of a Participant to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by the Participant's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

     Additional Tax on Early Distributions.  A Participant who receives a
     --------------------------------------
distribution from the Plan prior to attaining age 59-1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate or a Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary,
(iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) payments made to an alternate payee pursuant to a qualified domestic relations order, or
(vii) made to effect the distribution of excess contributions or excess deferrals.

ERISA AND OTHER QUALIFICATIONS

     As noted above, the Plan is subject to certain provisions of the ERISA and has received a favorable determination that it is qualified under Section 401(a) of the Code.

     The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

     Section 16 of the Exchange Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of the equity securities (such as the Common Stock) of public companies. Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership. Within 10 days of becoming a person subject to the reporting requirements of
Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission ("SEC"). Certain changes in beneficial ownership, such as purchases, sales and gifts must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Certain discretionary transactions in and beneficial ownership of the Common Stock through the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock must be reported to the SEC by such individuals.

     In addition to the reporting requirements described above, Section 16(b) of the Exchange Act provides for the recovery by the Company of profits realized by an officer, director or any person beneficially owning more than 10% of the Common Stock ("Section 16(b) Persons") resulting from non-exempt purchases and sales of the Common Stock within any six-month period.

     The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons.

     Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, under the Plan, Section 16(b) Persons are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of Common Stock within the Employer Stock Fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING PLAN ASSETS

     Financial statements representing the net assets available for Plan benefits at December 31, 1997 are attached to this Prospectus Supplement.

                                 LEGAL OPINION

     The validity of the issuance of the Common Stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to the Bank in connection with the Bank's reorganization into the mutual holding company form of ownership.

                                 PROVIDENT BANK
                                  401 (k) PLAN

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                              GABER, NYMAN & CO.
                         CERTIFIED PUBLIC ACCOUNTANTS

                          PROVIDENT BANK 401 (k) PLAN
                    YEARS ENDED DECEMBER 31, 1997 AND 1996



                                   CONTENTS
                                   --------


                                                                      Page
                                                                      -----

Independent Auditors' Report                                          1 - 2

Statements of Net Assets Available for Plan Benefits                      3

Statements of Changes in Net Assets Available for Plan Benefits           4

Notes to Financial Statements                                         5 -10

Supplemental Information:                                                11

    Schedule of  Assets Held for Investment Purposes                     12

    Schedule of Reportable Transactions                                  13

    Schedule of Loans                                                    14

                    [LETTERHEAD OF GABER, NYMAN & CO., LLP]



                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

Board of Trustees
Provident Bank 401(k) Plan
Montebello, New York 10901

We have audited the accompanying statements of net assets available for plan benefits of the Provident Bank, 401(k) Plan as of December 31, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles use and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit will provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Provident Bank, 401(k) Plan as of December 31, 1997 and 1996 and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Provident Bank, 401(k) Plan are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material aspects in relation to the basic financial statements taken as a whole.


                                               /s/ Gaber, Nyman & Co., LLP
                                                   Gaber, Nyman & Co., LLP

September 17, 1998

                         PROVIDENT  BANK  401(k) PLAN
             STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                          DECEMBER 31, 1997 AND 1996


                                                                                  1997                    1996
                                                                            ------------------      ------------------
Assets
------

  Deposits with insurance company, at
  contract value                                                                    $3,241,749              $2,504,517

  Receivables:
    Employer contributions                                                              19,896                  18,346
    Employee contributions                                                              27,371                  27,253
    Participant loans                                                                   41,677                  23,199
  Cash                                                                                  25,710                  23,590
                                                                            ------------------      ------------------

  Total assets                                                                       3,356,403               2,596,905


Liabilities
-----------

  Distributions payable                                                                 52,864                  12,016
                                                                            ------------------      ------------------

Net assets available for plan benefits                                              $3,303,539              $2,584,889
                                                                            ==================      ==================

                       See notes to financial statements

                          PROVIDENT BANK 401(k) PLAN
        STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                     1997                 1996
                                                                ----------------     ----------------
Additions:
  Investment income:
    Net appreciation in fair value of investments                     $  389,949           $  202,372
    Interest on participant loans                                          2,908                  996


  Contributions:
    Employer                                                             267,077              258,793
    Employee                                                             358,702              395,008
                                                                ----------------     ----------------

      Total additions                                                  1,018,636              857,169
                                                                ----------------     ----------------
Deductions:
  Distributions                                                          282,525               20,174
  Investment Fees                                                         17,461               10,115
                                                                ----------------     ----------------

      Total deductions                                                   299,986               30,289
                                                                ----------------     ----------------

      Net increase                                                       718,650              826,880

Net assets available for plan benefits:

    Beginning of period                                                2,584,889            1,758,009
                                                                ----------------     ----------------

    End of period                                                     $3,303,539           $2,584,889
                                                                ================     ================

                      See notes to financial statements.

                          PROVIDENT BANK 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996


1.  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------

The financial statements of the Provident Bank, 401(k) Plan (the "Plan") are prepared on the accrual basis of accounting.

Investments represent funds accumulated in pooled separate accounts (investment accounts) maintained by Massachusetts Mutual Life Insurance Company. The investment income, capital gains and losses (realized and unrealized), and any expenses incurred in conjunction with the investments are reflected in the statement of changes in net assets available for Plan benefits as net appreciation in the fair value of investments.

2.  DESCRIPTION OF THE PLAN
---------------------------

The following description of the Provident Bank, 401 (k) Plan has been extracted from the Plan agreement and provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

The Plan, which was established by Provident Bank, ("Employer") on August 1, 1991, is a defined contribution plan, which covers all eligible employees who have elected to participate. All employees are eligible to participate in the Plan after completion of six months of service. The Employer shall give each prospective eligible employee written notice of eligibility to participate in the Plan prior to the close of the Plan year in which the employee first becomes eligible.

For each Plan year, the employer shall contribute to the Plan:

   (a) The amount of the total salary reduction of all Participants made pursuant to Section 4.1 (a), which amount shall be deemed an Employee's elective contribution.

   (b) On behalf of each participant who is eligible to share in matching contributions for the Plan year, a discretionary matching contribution equal to a percentage of each such participant's deferred compensation, the exact percentage to be determined each year by the Employer, which amount shall be deemed an Employer's non-elective contribution.

       Except, however, in applying the matching percentage specified above, only salary reductions up to 6% of compensation shall be considered.

                          PROVIDENT BANK 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996


2.   DESCRIPTION OF THE PLAN (Cont'd)
-------------------------------------


   (c) Each participant may elect to defer from 2% to 10% of his/her compensation which would have been received in the Plan year, but not for deferral election. A deferral election (or modification in an earlier election) may not be made with respect to compensation which is currently available on or before the date the participant executed such election or, if later, the latest of the date the Employer adopts this cash or deferred arrangement, or the date such arrangement first became effective.

The amount by which compensation is reduced shall be that participant's deferred compensation and be treated as an employee contribution and allocated to that participant's elective account.

The total deferral in any taxable year may not exceed a dollar limit, which is set by law. The limit was $10,000 in 1997 and was $9,500 in 1996.

A participant has, at all times, a vested and nonforfeitable right to the entire balance in his/her elective account, and will have a 100% vested interest in the Employer's matching contributions following the completion of four full years of service with the Employer, upon attainment of age 65, or upon death or permanent and total disability.

Participants who have completed less than four years are entitled to a percentage of the Employer's contributions on the basis of full years of service in accordance with the following schedule:

                          Years of          Vested
                          Services        Percentage
                          ---------       ----------

                             2                50%
                             3                75%
                             4               100%

                          PROVIDENT BANK 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996


2.   DESCRIPTION OF THE PLAN (Cont'd)
-------------------------------------


Each participant shall direct the trustee as to the investment of the entire interest in his/her aggregate account. The administrator shall provide pooled and/or mutual funds for such investments and establish procedures to be applied in a uniform nondiscriminatory manner for participants to direct the trustee in writing to invest their aggregate account. The aggregate account of each participant so directed will be considered a directed investment account.

A separate directed investment account shall be established for each participant. The directed investment account shall be charged or credited as appropriate with the net earnings, gains, losses and expenses, as well as any appreciation or reduction in fair value during each Plan year attributable to such account.

In determining the fair value of securities held in the trust fund, which are listed on a registered stock exchange, the administrator shall direct the trustee to value the same at the prices they were last traded on such exchange preceding the close of business on the "valuation date." If such securities were not traded on the "valuation date," or if the exchange on which they are traded was not open for business on the "valuation date," then the securities shall be valued at the prices at which they were last traded prior to the
"valuation date."   Any unlisted security held in the trust fund shall be valued at its bid price next preceding the close of business on the "valuation date," which bid shall be obtained from a registered broker or an investment banker.
In determining the fair value of assets other than securities for which trading or bid prices can be obtained, the trustee may appraise such assets itself, or at its discretion, employ one or more appraisers for that purpose and rely on the values established by such appraiser or appraisers.

Participants may elect to invest in five accounts, described as follows, with their respective investment objectives:

  1. CM Money Market - to provide maximum current income consistent with the preservation of capital and liquidity.

  2. CM Basis - to preserve capital while seeking relatively high total return and maintain a low level of portfolio volatility versus an intermediate government bond index.

                          PROVIDENT BANK 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996



2.   DESCRIPTION OF THE PLAN (Cont'd)
-------------------------------------

  3. Portfolio A - to provide current income and moderate capital appreciation through investment in a portfolio of specified Massachusetts Mutual separate accounts.

  4. Portfolio B - to provide current income and capital appreciation through investment in a portfolio of specified Massachusetts Mutual separate accounts.

  5. Portfolio C - to provide capital appreciation and moderate income through investment in a portfolio of specified Massachusetts Mutual separate accounts.

Normal retirement date - the first day of the month coinciding with or the next following the participant's normal retirement age (65th birthday). A participant shall become fully vested in his/her account upon attaining his/her normal retirement age.

Early retirement date - this Plan does not provide for a retirement date prior to normal retirement date.

Upon termination of service, at the election of the terminated employee, the administrator will direct the trustee to distribute the vested benefit due. If the vested benefit exceeds $3,500, the participant must submit a written consent before any distribution is made. There is no need for consent for distributions amounting to $3,500 or less.


3.   TRANSACTIONS WITH RELATED PARTIES
--------------------------------------

The Plan has a non-interest bearing checking account with the Employer. Accounting fees and other administrative services are paid for by the Employer.

                          PROVIDENT BANK 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996



4.   DEPOSITS WITH INSURANCE COMPANY
------------------------------------

401K funds are deposited with Massachusetts Mutual Life Insurance Company (formerly with Connecticut Mutual Life Insurance Company). Contributions for participants are maintained in individual accounts. Each participant's account may be divided into as many as five funds depending on the participant's allocation choice (as described in Note 2). The accounts are credited for actual earnings on investments and charged for Plan withdrawals. The accounts are also adjusted for any change in fair value in the investments.

The balances in the various accounts as of December 31, 1997 and 1996 and the net appreciation in fair value of investments for the year December 31, 1997 are as follows:


                                                 Net appreciation
                                                 in fair value of
                    Balance at     Balance at      investments
Investment Fund    Dec. 31, 1997  Dec. 31, 1996    Y/E 12/31/97
-----------------  -------------  -------------  ----------------

CM Basis              $   61,421     $   49,537          $  5,439
CM Money Market          117,245        104,364             7,185
Portfolio A              395,281        316,498            43,699
Portfolio B              977,120        727,649           113,763
Portfolio C            1,690,682      1,306,469           219,863
                      ----------     ----------          --------
                      $3,241,749     $2,504,517          $389,949
                      ==========     ==========          ========


5.  INCOME TAX STATUS
---------------------

The Internal Revenue Service has determined that the Plan qualifies under
Section 401 (a) of the Internal Revenue Code and is, therefore, not subject to tax under present income tax laws.


6.   TERMINATION
----------------

The Employer has the right to terminate the Plan at any time. Upon termination, all amounts credited to the participants' accounts become 100% vested. A complete discontinuance of contributions by the Employer will constitute a termination.

                          PROVIDENT BANK 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996




7.  ACQUISITION OF BANKS
------------------------

Provident Bank, acquired the Hillcrest, NY branch of First Nationwide Bank on March 22, 1996 and the New City, NY Branch of Republic Bank on May 10, 1996. Employees of the two banks who were in service for more than six months before the acquisition were allowed to participate immediately and rollover their fund balances from their former employers. For vesting purposes, the same guidelines apply as if they were new employees, regardless of their tenure with their respective former employers.